EXHIBIT 99.1

News Release:	October 29, 2014
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
Third Quarter 2014 Unaudited Preliminary Financial Highlights
Bank Declares Quarterly Cash Dividend to be Paid on October 31

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the three and nine months ended September 30, 2014, reporting $15.3 million and $40.8 million of net income, compared to $21.2 million and $47.6 million for the same periods in 2013, and an increase in its retained earnings balance to $327.2 million as of September 30, 2014, from $287.1 million as of December 31, 2013.
Based on the bank's third quarter 2014 financial results, the Seattle Bank's Board of Directors declared a $0.025 per share cash dividend, to be paid on October 31, 2014. Dividends will be paid based on average Class A and Class B stock outstanding during third quarter 2014. In addition, the bank announced that it will repurchase up to $100 million of excess capital stock during fourth quarter 2014. The Seattle Bank repurchased $98.5 million and $296.9 million of excess capital stock during the three and nine months ended September 30, 2014.
“We're pleased that the Seattle Bank has remained profitable and that it continues to grow its retained earnings, which is its principal form of loss-absorbing capital,” stated Seattle Bank President and CEO Michael L. Wilson. “But advance demand remains tepid, and as a consequence, the bank continues to rely primarily on investments to drive its net income. This is one of the reasons that the proposed merger with the Federal Home Loan Bank of Des Moines is a strategically attractive option for our members.”
Key features of the Seattle Bank's operating results for the three and nine months ended September 30, 2014, included:

•
Higher net interest income. Net interest income after provision (benefit) for credit losses for the three and nine months ended September 30, 2014, increased to $40.5 million and $105.4 million, from $36.4 million and $105.1 million for the same periods in 2013, primarily due to increased interest income on investments and lower cost of funding partially offset by lower interest income on mortgage loans held for portfolio and advances. The changes in interest income on investments and advances were primarily yield driven. Additionally, lower prepayment fees on advances contributed to a decrease in interest income. The change in interest income on mortgage loans held for portfolio was primarily driven by the continued decline in the average balances outstanding during the three- and nine-month periods ended September 30, 2014, as the remaining mortgage loans in the portfolio continued to pay down.

•
Lower non-interest income (loss). Non-interest income (loss) decreased $5.1 million and $3.0 million for the three and nine months ended September 30, 2014, compared to previous periods. Non-interest income (loss) was negatively impacted by higher credit-related losses on other-than-

temporarily impaired private-label mortgage-backed securities and lower gains on derivative and hedging activities and early debt extinguishments during the three and nine months ended September 30, 2014, compared to the previous periods.

•
Higher other non-interest expense. The Seattle Bank's other non-interest expense increased $5.5 million and $4.8 million for the three and nine months ended September 30, 2014, compared to the same periods in 2013, due to an increase in compensation and benefits and other operating expenses. Included in operating expenses for the three months ended September 30, 2014, is $3.3 million of merger-related costs. The increase on a year-to-date basis was partially offset by the impact of a one-time $4.0 million write-off of software during the second quarter of 2013 without similar activity in 2014.

Other Financial Information

•	Total assets decreased to $35.0 billion as of September 30, 2014, from $35.9 billion as of December 31, 2013.

•
Advances outstanding decreased to $10.2 billion as of September 30, 2014, from $10.9 billion as of December 31, 2013, primarily due to the maturity of advances with Bank of America, N.A., in the first quarter of 2014, partially offset by an increase in advances in the second and third quarters of 2014.

•
Mandatorily redeemable capital stock decreased by $204.2 million as of September 30, 2014, compared to December 31, 2013, primarily due to the Seattle Bank's repurchases of excess capital stock during the first three quarters of 2014, partially offset by a redemption request resulting from a merger between two members.

•
Accumulated other comprehensive income (loss) improved to a gain of $23.7 million as of September 30, 2014, from a loss of $71.8 million as of December 31, 2013, primarily due to improvements in the market values of the bank's available-for-sale securities including those previously determined to be other-than-temporarily impaired.

•	Total capital increased to $1.2 billion as of September 30, 2014, from $1.1 billion as of December 31, 2013.

•
The Seattle Bank paid cash dividends (including interest on mandatorily redeemable capital stock) totaling $644,000 and $2.0 million during the three and nine months ended September 30, 2014. During the three months ended September 30, 2013, the Seattle Bank paid cash dividends of $683,000. No cash dividends were paid during the first half of 2013.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of September 30, 2014	As of December 31, 2013
Advances	$10,225,898	$10,935,294
Investments (1)	22,944,890	22,545,976
Mortgage loans held for portfolio, net	684,935	797,620
Total assets	35,017,001	35,870,314
Consolidated obligations	31,551,587	32,402,896
Mandatorily redeemable capital stock	1,543,500	1,747,690
Total capital stock	858,843	922,977
Retained earnings	327,153	287,090
Accumulated other comprehensive income (loss)	23,668	(71,768)
Total capital (2)	1,209,664	1,138,299

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Selected Statements of Income Data	2014	2013	2014	2013
Net interest income	$40,219	$35,393	$105,486	$104,052
Provision (benefit) for credit losses	(273)	(989)	84	(1,018)
Net interest income after provision (benefit) for credit losses	40,492	36,382	105,402	105,070
Non-interest income (loss):
Other-than-temporary impairment credit loss	(1,556)	(1,495)	(3,185)	(1,837)
Derivatives and hedging activities	175	2,720	2,584	2,730
Other non-interest income (loss) (3)	435	2,879	1,751	3,217
Other non-interest expense	22,474	16,935	61,126	56,293
Total assessments	1,749	2,400	4,672	5,334
Net income	$15,323	$21,151	$40,754	$47,553

Selected Performance Measures	As of September 30, 2014	As of December 31, 2013
Regulatory capital (4)	$2,729,496	$2,957,757
Risk-based capital surplus (5)	$1,383,650	$1,483,070
Regulatory capital-to-assets ratio	7.79%	8.25%
Leverage capital-to-assets ratio	11.56%	12.21%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	114.36%	107.67%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR) (6):
Return on PVCS	2.12%	2.26%
Average annual one-month LIBOR	0.15%	0.19%
Core mission activity (CMA) assets to consolidated obligations (7)	41.10%	41.51%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.5 billion and $1.7 billion as of September 30, 2014 and December 31, 2013.
(3)
Depending upon activity within the period, may include the following: gain (loss) on sale of available-for-sale or held-to-maturity securities, gain (loss) on financial instruments held under fair value option, gain (loss) on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital stock, retained earnings, and mandatorily redeemable capital stock.
(5)
Defined as the excess of the bank's permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings) over its risk-based capital requirement.

(6)	Return on PVCS is computed as year-to-date net income divided by year-to-date average PVCS, annualized. Average annual one-month LIBOR is the year-to-date average one-month LIBOR.
(7)	Defined as advances, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of consolidated obligations.
The Seattle Bank expects to file its third quarter 2014 quarterly report on Form 10-Q with the Securities and Exchange Commission (SEC) on or around November 6, 2014.
Proposed Merger with the Des Moines Bank
On September 25, 2014, the Seattle Bank and the Federal Home Loan Bank of Des Moines (Des Moines Bank) entered into a definitive agreement to merge the two banks. Material details of the merger agreement are included in the banks’ related Form 8-K filings with the SEC. The next step in the process is for the banks to submit a merger application to the Federal Housing Finance Agency (FHFA). Following regulatory approval of the merger application, the Seattle and Des Moines Banks’ members will receive detailed information about the proposed merger. The proposed merger must be ratified by the members of both banks through a voting process that is expected to occur in the first half of 2015.
Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the FHFA, effective November 22, 2013 (collectively, with related understandings with the FHFA, the Amended Consent Arrangement), which superseded the previous Consent Order and related understandings put in place in October 2010 (2010 Consent Arrangement). In addition to continued compliance with the terms of the plans and policies adopted and implemented to address the 2010 Consent Arrangement, the Amended Consent Arrangement requires development and implementation of a plan acceptable to the FHFA to increase advances and other CMA assets as a percentage of the bank's consolidated obligations, Board of Directors' monitoring for compliance with the terms of such plans and policies, and continued non-objection from the FHFA prior to repurchasing or redeeming any excess capital stock or paying dividends on the bank's capital stock. With FHFA non-objection, the Seattle Bank has repurchased up to $25 million of excess capital stock on a quarterly basis since the third quarter of 2012 and paid modest quarterly dividends to its shareholders based on the bank's quarterly net income since July 2013. In addition to the three quarterly repurchases of up to $25 million of excess capital stock, with FHFA non-objection, during the first nine months of 2014, the Seattle Bank redeemed an additional $224.6 million of excess capital stock on which the redemption waiting periods had been satisfied. The FHFA reviews the bank's requests to repurchase and pay dividends on its capital stock on a quarterly basis.
About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable our member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, the U.S. territories of American Samoa and Guam, and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the three and nine months ended September 30, 2014, and information regarding a potential merger with the Des Moines Bank. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition for the three and nine months ended September 30, 2014, and other actions or transactions, including those relating to the ability of the Seattle Bank and the Des Moines Bank to obtain FHFA and member approvals relating to the proposed merger, the completion of the proposed merger, and the Amended Consent Arrangement and payments of dividends and repurchases of shares, may differ materially from those expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements, regulatory and legislative actions and approvals (including those of the FHFA relating to the stock repurchases, dividends and the proposed merger), the ability to obtain the required approvals from the banks' members relating to the proposed merger, the ability of the parties to complete a transaction pursuant to the terms of the merger agreement, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.
Members of the Seattle Bank will be provided a Disclosure Statement in connection with the anticipated member vote on the ratification of the merger agreement. Members are urged to read the Disclosure Statement carefully when it becomes available.